Exhibit 99.1

Contacts:

Investor Relations:	Todd W. Garner
Vice President, Investor Relations
(908) 277-8065

Media Relations:	Scott T. Lowry
Vice President and Treasurer
(908) 277-8365

BARD ANNOUNCES FIRST QUARTER RESULTS

MURRAY HILL, NJ — (April 27, 2016) — C. R. Bard, Inc. (NYSE: BCR) today reported 2016 first quarter financial results. First quarter 2016 net sales were $873.5 million, an increase of 7 percent over the prior-year period on an as-reported basis. Excluding the impact of foreign exchange, first quarter 2016 net sales increased 8 percent over the prior-year period.

For the first quarter 2016, net sales in the U.S. were $625.4 million, an increase of 9 percent over the prior-year period. Net sales outside the U.S. were $248.1 million, an increase of 1 percent over the prior-year period on an as-reported basis. Excluding the impact of foreign exchange, first quarter 2016 net sales outside the U.S. increased 7 percent over the prior-year period.

For the first quarter 2016, net income was $116.2 million and diluted earnings per share were $1.54, a decrease of 17 percent and 15 percent, respectively, as compared to first quarter 2015 results. Adjusting for amortization of intangibles and certain items that affect comparability between periods, as detailed in the tables below, first quarter 2016 net income was $177.0 million and diluted earnings per share were $2.34, an increase of 10 percent and 11 percent, respectively, as compared to first quarter 2015 results.

Timothy M. Ring, chairman and chief executive officer, commented, “Our strong results in the first quarter reflect continued momentum from the returns we have seen from our strategic investment plan. We continue to be in investment mode as we focus on shifting the mix of the portfolio to faster growth areas, including product and technology platforms, delivery platforms and increasing our presence in emerging markets.”

In conjunction with the first quarter results, the company is also increasing 2016 financial guidance. For the full year 2016, net sales are forecasted to increase between 6 percent and 8 percent on an as-reported basis. Excluding the impact of foreign exchange, full year 2016 net sales are forecasted to increase between 7 percent and 8.5 percent over 2015. Full year 2016 diluted earnings per share, after adjusting for amortization of intangibles and certain items that affect comparability between periods are projected to be between $10.05 and $10.18, representing growth between 11 percent and 12 percent compared to full year 2015 results.

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, “objective” and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our December 31, 2015 Form 10-K for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(dollars and shares in thousands except per share amounts, unaudited)

	Quarter Ended March 31,
	2016	2015

Net sales	$873,500	$819,700
Costs and expenses
Cost of goods sold	320,400	311,200
Marketing, selling and administrative expense	270,600	235,700
Research and development expense	68,300	60,600
Interest expense	11,300	11,300
Other (income) expense, net	60,000	16,300

Total costs and expenses	730,600	635,100

Income from operations before income taxes	142,900	184,600

Income tax provision	26,700	44,800

Net income	$116,200	$139,800

Basic earnings per share available to common shareholders	$1.56	$1.85

Diluted earnings per share available to common shareholders	$1.54	$1.82

Wt. avg. common shares outstanding - basic	74,000	74,400

Wt. avg. common and common equivalent shares outstanding - diluted	75,200	75,800

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended March 31,
	2016	2015	Change	Constant Currency
Vascular	$239,500	$231,900	3%	5%
Urology	216,700	205,600	5%	7%
Oncology	241,900	224,600	8%	10%
Surgical Specialties	151,400	135,900	11%	13%
Other	24,000	21,700	11%	12%

Net sales	$873,500	$819,700	7%

Foreign exchange impact		(14,300)

Constant Currency	$873,500	$805,400		8%

Non-GAAP Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended March 31, 2016
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders(1)

GAAP Basis	$320.4	$270.6	$68.3	$60.0	$26.7	$116.2	$1.54
Items that affect comparability of results between periods:
Amortization of intangible assets	(32.4)	—	—	—	11.0	21.4
Acquisition-related items	4.3	(4.1)	(1.5)	(3.2)	2.5	2.0
Litigation charges	—	—	—	(48.9)	18.1	30.8
Restructuring and productivity initiative costs	—	—	—	(9.8)	3.2	6.6

Total	(28.1)	(4.1)	(1.5)	(61.9)	34.8	60.8	0.81

Adjusted Basis	$292.3	$266.5	$66.8	$(1.9)	$61.5	$177.0	$2.34

	Quarter Ended March 31, 2015
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders

GAAP Basis	$311.2	$235.7	$60.6	$16.3	$44.8	$139.8	$1.82
Items that affect comparability of results between periods:
Amortization of intangible assets	(28.9)	—	—	—	9.7	19.2
Acquisition-related items	9.9	(0.2)	—	(0.5)	0.2	(9.4)
Litigation charges	—	—	—	(10.3)	0.9	9.4
Restructuring and productivity initiative costs	—	—	—	(3.9)	1.3	2.6

Total	(19.0)	(0.2)	—	(14.7)	12.1	21.8	0.28

Adjusted Basis	$292.2	$235.5	$60.6	$1.6	$56.9	$161.6	$2.10

(1)	Total per share amounts do not add due to rounding.

Notes to Non-GAAP Reconciliation of Earnings

•	For the three months ended March 31, 2016, the following items affected the comparability of results between periods: (i) amortization of intangible assets of $32.4 million pre-tax; (ii) net charges of $4.5 million pre-tax from acquisition-related items including transaction costs, purchase accounting adjustments and integration costs; (iii) a charge of $48.9 million pre-tax related to estimated costs for product liability matters; and (iv) charges of $9.8 million pre-tax for restructuring and productivity initiatives. The net effect of these items decreased net income by $60.8 million, or $0.81 diluted earnings per share available to common shareholders.

•	For the three months ended March 31, 2015, the following items affected the comparability of results between periods: (i) amortization of intangible assets of $28.9 million pre-tax; (ii) a net benefit of $9.2 million pre-tax from acquisition-related items including transaction costs, purchase accounting adjustments and integration costs; (iii) litigation charges of $10.3 million pre-tax for litigation-related defense costs in connection with the District Court’s pre-trial orders that the company prepare 500 individual cases for trial (the “WHP Pre-Trial Orders”) and other litigation-related matters; and (iv) charges of $3.9 million pre-tax for restructuring and productivity initiatives. The net effect of these items decreased net income by $21.8 million, or $0.28 diluted earnings per share available to common shareholders.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) cost of goods sold excluding the amortization of intangible assets and the impact of acquisition-related items; (2) marketing, selling and administrative expense excluding charges for acquisition-related items; (3) research and development expense excluding charges for acquisition-related items; (4) other (income) expense, net, excluding acquisition-related items, litigation charges (which includes litigation-related defense costs in connection with the WHP Pre-Trial Orders) and other litigation-related matters, and restructuring and productivity initiative costs; (5) income tax provision excluding the tax effect of the items set forth in (1) through (4) above; and (6) net income excluding the items set forth in (1) through (5) above.

The company excluded the items described above because they may cause certain statements of operations categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP information. Management compensates for these limitations by providing full disclosure of each non-GAAP measure and a reconciliation to the most directly comparable GAAP measure. All non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.

Notes to Earnings per Share

(dollars and shares in thousands, except per share amounts, unaudited)

	Quarter Ended March 31,
	2016	2015
Earnings per Share Numerator: GAAP Basis - basic and diluted
Net income	$116,200	$139,800
Less: Income allocated to participating securities (1)	600	2,100

Net income available to common shareholders	$115,600	$137,700

Earnings per Share Numerator: Adjusted Basis
Net income	$177,000	$161,600
Less: Income allocated to participating securities (1)	800	2,400

Net income available to common shareholders	$176,200	$159,200

Earnings per Share Denominator:
Wt. avg. common shares outstanding - basic	74,000	74,400

Wt. avg. common and common equivalent shares outstanding - diluted	75,200	75,800

Earnings per Share: GAAP Basis
Basic earnings per share available to common shareholders	$1.56	$1.85

Diluted earnings per share available to common shareholders	$1.54	$1.82

Earnings per Share: Adjusted Basis
Diluted earnings per share available to common shareholders	$2.34	$2.10

(1)	Basic and diluted earnings per share available to common shareholders is calculated using a numerator, which represents the total of net income less income allocated to participating securities.